Exhibit 99.1

637 Davis Drive
Morrisville, NC 27560 USA
phone 1-919-767-3230

www.aviatnetworks.com
Harris Stratex Changes Company Name to Aviat Networks
Name Selected to accentuate the Company’s Position
as the Wireless Expert in Solutions for Advanced IP Network Migration
RESEARCH TRIANGLE PARK, N.C. — January 28, 2010 — Marking the third anniversary of the merger between the Microwave Communications Division of Harris Corporation and Stratex Networks, Inc., Harris Stratex Networks, Inc. announced today that it has changed its name to Aviat Networks, Inc. Along with the name change, the Company’s ticker symbol will change to AVNW and its common stock will continue to trade on NASDAQ.
The new brand represents a culmination of the Company’s transformation over the last three years from that of a specialized microwave backhaul equipment supplier into a world-class provider of advanced IP wireless network solutions, with a comprehensive portfolio of migration solutions and lifecycle services. Today, Aviat Networks is ideally positioned to help operators successfully evolve their existing networks toward an all-IP broadband future, expand into untapped rural and remote markets, and capitalize on the explosive growth of mobile data traffic around the globe.
“Today’s unveiling of Aviat Networks marks a significant milestone in the evolution of our Company. The Aviat brand embodies our commitment to quality and innovative products, highly individualized services, operational excellence and industry leadership,” said Harald Braun, president and CEO of Aviat Networks. “In markets around the world, advancements in wireless network capacity have often been constrained because carriers are grappling with operational network limitations and cost-related challenges that historically haven’t been sufficiently addressed by telecom equipment vendors. Instead of ‘handshake’ assurances that do little to mitigate the perceived risk of IP migration, operators need practical and innovative solutions that help them bridge seamlessly from the legacy network of today to the network that will fuel their success in the future.
“LTE Ready” Wireless Backhaul Solutions The advent of new Smartphone technology and the deployment of 3rd Generation Mobile Data technologies have resulted in an explosion in demand for mobile data. As a result, operators in the US and Europe are scrambling due to bottlenecks in their existing backhaul networks which have traditionally relied upon legacy

TDM technology and bandwidth limited leased copper lines. These operators must evolve their networks to all-IP to support the capacity, flexibility and operational costs needed to keep them competitive.
Aviat Networks leads the market with a wireless backhaul solution that supports all key migration features as well as scalable capacity sufficient to support the needs of LTE networks. Braun expanded, “Our wireless solutions enable operators to transform their network to solve the current capacity crunch, provide a smooth migration path to LTE, as well as protect existing investments and service commitments supported by their existing network. Operators in other parts of the world also rely on our solution to efficiently extend their 2G and 3G networks to provide national coverage in the most demanding environments.”
“Around half the world’s 2G and 3G cell sites are already served by microwave backhaul”, said Patrick Donegan, Senior Analyst, Heavy Reading. “With the rise of mobile broadband and the upcoming transition to 4G LTE and WiMAX, a major new wave of investment in microwave equipment is underway in emerging markets like Africa as well as mature markets like North America and on the part of established wireless operators as well as new entrants.”
Enabling Broadband Access in Emerging Markets and Underserved Communities
Broadband is increasingly regarded as an essential utility for economic growth and social and political stability. Fueled by new business models and government incentive programs, operators are deploying and expanding into the rural and underdeveloped areas of Africa, Asia, Middle East, and the Americas. Braun explained, “But it’s not without challenges given significant differences in the local government, economy, demographics, terrain and existing network infrastructure, including limited spectrum availability. Building networks in these environments takes skill, understanding and experience, as well as working closely by the side of our customers all the way.”
“Aviat Networks has been instrumental in helping our company to successfully deliver broadband Internet access to un-served and underserved communities. Their comprehensive and flexible set of solutions has enabled us to reduce our operational costs while providing a high-quality, high-speed network,” said Bill Beans Jr., founder and chief executive officer, Open Range Communications.
From fixed networks to broadband mobility, from TDM to all Ethernet/IP, from public to private, from planning to managed services, from the core to the edge — Aviat Networks is helping operators create, expand and manage the best networks for their markets and their bottom lines.

Launch Details and Links
For more information and materials about today’s launch, please see the following web sites:
Aviat Networks Site — www.aviatnetworks.com
Live Webcast of NASDAQ Opening Bell — www.nasdaq.com/about/marketsitetowervideo.asx
Online Newsroom — http://aviat.eventnewscenter.com
Twitter — www.twitter.com/aviatnetworks.com
YouTube — http://www.youtube.com/aviatnetworks
About Aviat Networks
Aviat Networks, Inc. (NASDAQ: AVNW), previously known as Harris Stratex Networks, Inc., is the wireless expert in advanced IP network migration, building the foundation for the 4G/LTE broadband future. We offer best-of-breed transformational wireless solutions, including LTE-ready microwave backhaul, WiMAX access and a complete portfolio of essential service options that enable wireless public and private telecommunications operators to deliver advanced data, voice, video and mobility services around the world. Aviat is agile and adaptive and anticipates what’s coming to help our customers make the right choices. Our products and services are designed for flexible evolution, no matter what the future brings. With global reach and local presence on the ground, we work by the side of our customers allowing them to quickly and cost effectively seize new market and service opportunities while managing migration towards an all- IP future. For more information, please visit www.aviatnetworks.com or join the dialogue at www.twitter.com/aviatnetworks.
MEDIA CONTACTS:
•	North America: Scott Smith, Aviat Networks, 408-438-3408, scott.smith@aviatnet.com

•	UK/Europe and Middle East: Lauren Wood, 44(0) 7766 760 777, laurenw@noiseworks.com

•	Asia-Pacific and all Other International: Erica Smith, 415-830-4530 erica.smith@sonuspr.com
INVESTOR CONTACT:
•	Mary McGowan, Summit IR Group Inc., 408-404-5401, mary@summitirgroup.com